UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 2, 2022 (April 28, 2022)

ConocoPhillips

(Exact name of registrant as specified in its charter)

Delaware	001-32395	01-0562944
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

925 N. Eldridge Parkway
Houston, Texas 77079

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 293-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, $.01 Par Value	COP	New York Stock Exchange
7% Debentures due 2029	CUSIP – 718507BK1	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02           DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) On May 2, 2022, ConocoPhillips announced that effective May 1, 2022, Timothy A. Leach has moved into the role of Advisor to the Chief Executive Officer. Prior to serving as Advisor to the Chief Executive Officer, Mr. Leach served as Executive Vice President, Lower 48 of ConocoPhillips.

ConocoPhillips also announced that Jack Harper, currently President, Permian, has been appointed Executive Vice President, Lower 48, effective May 1, 2022, to succeed Mr. Leach. The press release issued by ConocoPhillips on May 2, 2022 announcing these changes is filed as Exhibit 99.1 hereto and incorporated by reference.

(e) In connection with Mr. Leach’s new role, ConocoPhillips and Mr. Leach entered into a Letter Agreement, dated April 28, 2022 (the “Agreement”). The Agreement contains provisions relating to, among other things, a total compensation package effective May 1, 2022 with a salary of $700,008 per year and continued eligibility to participate in the ConocoPhillips Variable Cash Incentive Program, Performance Share Program (PSP) and Executive Restricted Stock Unit Program. In addition, the Agreement provides that, notwithstanding the reduction in total compensation, Mr. Leach’s target award for the 2022 PSP performance period will not be adjusted. Furthermore, the Agreement provides that neither of Mr. Leach’s awards that may be approved for the 2023 or 2024 PSP performance periods will be subject to proration if Mr. Leach serves for less than the full 36 months of either PSP period. The Agreement also amended the terms under which Mr. Leach could terminate employment for “Good Reason” (as defined in the Agreement) under various award agreements to clarify that his change in status will not constitute good reason under the terms of such agreements. In addition, the agreement confirms that Mr. Leach will remain eligible to receive certain employee benefits, including continued participation in executive nonqualified defined contribution plans and executive life insurance.

Furthermore, under the terms of the Agreement Mr. Leach entered in to a Non-Compete, Non-Solicitation, and Confidentiality Agreement, dated April 28, 2022 (the “Non-Compete Agreement”). Under the terms of the Non-Compete Agreement, Mr. Leach is subject to non-competition, non-solicitation and confidentiality covenants in exchange for ConocoPhillips paying $3 million in equal installments of $1.5 million on May 1, 2023 and May 1, 2024. The confidentiality covenant has an indefinite term. The non-competition and non-solicitation covenants each have a term of two (2) years following separation of service (inclusive of service on the Board of Directors of ConocoPhillips).

The foregoing description of the Agreement and the related Non-Compete Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the actual agreements, copies of which will be filed with the Securities and Exchange Commission as exhibits to ConocoPhillips’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

99.1	— Press release issued by ConocoPhillips on May 2, 2022.

104	— Cover Page Interactive Data File (formatted as Inline XBRL and filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOCOPHILLIPS

/s/ Shannon B. Kinney
Shannon B. Kinney Deputy General Counsel, Chief Compliance Officer and Corporate Secretary

May 2, 2022